Exhibit 99.1

12500 West Creek Parkway Richmond, VA 23238

NEWS RELEASE For Immediate Release December 14, 2017	Investor Contact: Michael Neese Vice President, Investor Relations 804.287.8126 michael.neese@pfgc.com	Media Contact: Joe Vagi Manager, Corporate Communications 804.839.4995 joe.vagi@pfgc.com

Performance Food Group Company Appoints

Manuel A. Fernandez to Board of Directors

RICHMOND, Va. — Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced that it has appointed Manuel A. Fernandez as an independent director to serve on its Board of Directors effective December 14, 2017. The company also announced that Bruce McEvoy, Senior Managing Director with The Blackstone Group, L.P., resigned from his position as a member of its Board of Directors, effective immediately.

Mr. Fernandez serves as the Managing Director of SI Ventures, a venture capital firm focused on information technology and communications infrastructure. He has held that position with the firm since its inception in 1998. Mr. Fernandez served as Chairman and CEO of Gartner, Inc., a leading research and advisory company, from 1990 to 2001. He has also been Chairman and CEO of three technology-driven companies, Dataquest, Inc., Gavilan Computer Corporation and Zilog Incorporated.

Mr. Fernandez currently serves on the Board of Directors of The Brunswick Corporation, where he is the lead director, Leggett & Platt, Incorporated, and Time, Inc. He previously served on the Board of Directors of Stanley Black & Decker, Inc., Flowers Foods, Inc. and Sysco Corporation.

“Manny’s significant technology expertise will provide a valuable perspective to our Board of Directors and PFG’s senior leadership team,” said Douglas M. Steenland, PFG’s Chairman of the Board. “He is an accomplished executive leader, and we are confident that he will make significant contributions to our Board.”

Mr. Steenland noted, “We also want to thank Bruce for his many contributions since joining our Board in 2007 when Blackstone acquired a majority ownership in PFG. Bruce informed us of his desire to resign from the Board in connection with Blackstone substantially exiting its investment in PFG.”

Mr. Fernandez holds a bachelor’s degree in electrical engineering from the University of Florida.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar and PFG Customized – Performance Food Group Company (PFG) markets and distributes more than 150,000 food and food-related products from 76 distribution centers to over 150,000 customer locations across the United States. PFG’s 14,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The Company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the Company’s broad customer base. For more information, visit www.pfgc.com.

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